Exhibit 99

Jefferies Reports Second Quarter 2014 Financial Results

NEW YORK--(BUSINESS WIRE)--June 17, 2014--Jefferies Group LLC today announced financial results for its fiscal second quarter 2014.

Highlights for the three months ended May 31, 2014:

  Net revenues of $723 million
  Net earnings of $61 million
  Investment banking net revenues of $331 million
  Trading net revenues of $395 million

Highlights for the six months ended May 31, 2014:

  Net revenues of $1,622 million
  Net earnings of $174 million
  Investment banking net revenues of $745 million
  Trading net revenues of $870 million

Richard B. Handler, Chairman and Chief Executive Officer of Jefferies, commented: “We are pleased to report quarterly results well-above those of the same quarter last year, due to an over 19% increase in our investment banking net revenues and an almost 7% increase in our overall trading net revenues. Our momentum has continued in investment banking and we are continuing to add to our team to capitalize further on our broad capabilities. Without the impact of marking to market certain equity block holdings, our equity and fixed income net revenues each declined about 5% in the most recent quarter compared to the same quarter last year. During the second quarter, clients have been cautious and generally less active in trading due to the unsettled markets, but we believe Jefferies’ results reflect gains in market share. Our industry and competitors are in the midst of significant changes. We believe our platform, strategy, business mix and unique culture will allow us to continue to provide a differentiated and value-added service to our clients.”

The attached financial tables should be read in connection with our Quarterly Report on Form 10-Q for the quarter ended February 28, 2014 and our Annual Report on Form 10-K for the year ended November 30, 2013.

Jefferies, the global investment banking firm focused on serving clients for over 50 years, is a leader in providing insight, expertise and execution to investors, companies and governments. The firm provides a full range of investment banking, sales, trading, research and strategy across the spectrum of equities, fixed income, foreign exchange, futures and commodities, as well as wealth management, in the Americas, Europe and Asia. Jefferies Group LLC is a wholly-owned subsidiary of Leucadia National Corporation (NYSE:LUK), a diversified holding company.

JEFFERIES GROUP LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in Thousands)
(Unaudited)

	Successor			Predecessor
	Quarter Ended	Six Months Ended	Quarter Ended	Quarter Ended
	May 31, 2014	May 31, 2014	May 31, 2013	February 28, 2013

Revenues:
Commissions	$167,378	$329,441	$162,759	$146,240
Principal transactions	183,416	421,779	134,571	300,278
Investment banking	331,149	745,469	277,134	288,278
Asset management fees and investment income (loss) from managed funds	(3,101)	6,856	10,527	10,883
Interest income	283,540	532,808	258,665	249,277
Other revenues	8,404	31,473	26,245	27,004
Total revenues	970,786	2,067,826	869,901	1,021,960
Interest expense	247,794	445,806	211,463	203,416
Net revenues	722,992	1,622,020	658,438	818,544
Interest on mandatorily redeemable preferred interests of consolidated subsidiaries	-	-	3,368	10,961
Net revenues, less interest on mandatorily redeemable preferred interests of consolidated subsidiaries	722,992	1,622,020	655,070	807,583

Non-interest expenses:
Compensation and benefits	404,876	912,775	373,880	474,217

Non-compensation expenses:
Floor brokerage and clearing fees	54,020	103,533	48,902	46,155
Technology and communications	70,257	134,563	63,839	59,878
Occupancy and equipment rental	26,673	53,175	32,225	24,309
Business development	24,917	51,393	22,732	24,927
Professional services	25,345	50,164	29,519	24,135
Other	17,767	35,011	18,720	14,475
Total non-compensation expenses	218,979	427,839	215,937	193,879
Total non-interest expenses	623,855	1,340,614	589,817	668,096
Earnings before income taxes	99,137	281,406	65,253	139,487
Income tax expense	37,323	104,200	25,007	48,645
Net earnings	61,814	177,206	40,246	90,842
Net earnings attributable to noncontrolling interests	488	3,448	738	10,704
Net earnings attributable to Jefferies Group LLC/common stockholders	$61,326	$173,758	$39,508	$80,138

JEFFERIES GROUP LLC AND SUBSIDIARIES
SELECTED STATISTICAL INFORMATION
(Amounts in Thousands, Except Other Data)
(Unaudited)

	Successor			Predecessor
	Quarter Ended	Six Months Ended	Quarter Ended	Quarter Ended
	May 31, 2014	May 31, 2014	May 31, 2013	February 28, 2013
Revenues by Source
Equities	$177,238	$366,061	$141,590	$167,354
Fixed income	217,706	503,634	229,187	352,029
Total	394,944	869,695	370,777	519,383

Equity	83,726	178,464	53,564	61,380
Debt	147,000	320,038	133,714	140,672
Capital markets	230,726	498,502	187,278	202,052
Advisory	100,423	246,967	89,856	86,226
Investment banking	331,149	745,469	277,134	288,278

Asset management fees and investment income (loss) from managed funds:
Asset management fees	4,927	14,373	11,332	11,083
Investment loss from managed funds	(8,028)	(7,517)	(805)	(200)
Total	(3,101)	6,856	10,527	10,883
Net revenues	722,992	1,622,020	658,438	818,544
Interest on mandatorily redeemable preferred interests of consolidated subsidiaries	-	-	3,368	10,961
Net revenues, less mandatorily redeemable preferred interests of consolidated subsidiaries	$722,992	$1,622,020	$655,070	$807,583

Other Data
Number of trading days	63	124	64	60

Average firmwide VaR (in millions) (A)	$14.94	$15.60	$8.77	$9.27
Average firmwide VaR excluding Knight Capital (in millions) (A)	$8.63	$10.60	$5.77	$5.99
Average firmwide VaR excluding Knight Capital and Harbinger Group Inc. (in millions) (A)	$7.97	$8.59	$5.77	$5.99

(A) VaR estimates the potential loss in value of our trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of the calculation of VaR, see "Value at risk" in Part II, Item 7 "Management's Discussion and Analysis" in our Annual Report on Form 10-K for the year ended November 30, 2013.

JEFFERIES GROUP LLC AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Amounts in Millions, Except Where Noted)
(Unaudited)

	Successor			Predecessor
	Quarter Ended	Six Months Ended	Quarter Ended	Quarter Ended
	May 31, 2014	May 31, 2014	May 31, 2013	February 28, 2013

Results:
Net earnings attributable to Jefferies Group LLC / common stockholders (in thousands)	$61,326	$173,758	$39,508	$80,138
Pretax operating margin	13.7%	17.3%	10.0%	17.3%
Effective tax rate	37.6%	37.0%	38.3%	34.9%

Financial position:
Total assets (1)	$43,610	$43,610	$38,938	$37,800
Average total assets for the period (1)	$50,379	$49,749	$47,150	$45,418
Average total assets less goodwill and intangible assets for the period (1)	$48,394	$47,764	$45,157	$45,039

Cash and cash equivalents (1)	$3,958	$3,958	$3,403	$3,018
Cash and cash equivalents and other sources of liquidity (1) (2)	$5,824	$5,824	$5,187	$4,726
Cash and cash equivalents and other sources of liquidity - % total assets (1) (2)	13.4%	13.4%	13.3%	12.5%
Cash and cash equivalents and other sources of liquidity - % total assets less goodwill and intangible assets (1) (2)	14.0%	14.0%	14.0%	12.6%

Financial instruments owned (1)	$17,144	$17,144	$15,270	$16,414
Goodwill and intangible assets (1)	$1,984	$1,984	$1,982	$380

Total equity (including noncontrolling interests)	$5,527	$5,527	$5,183	$3,688
Total member's / common stockholders' equity	$5,496	$5,496	$5,147	$3,332
Tangible member's / common stockholders' equity (3)	$3,512	$3,512	$3,165	$2,952

Level 3 financial instruments:
Level 3 financial instruments owned (1) (4)	$490	$490	$447	$505
Level 3 financial instruments owned - % total assets (1)	1.1%	1.1%	1.1%	1.3%
Level 3 financial instruments owned - % total financial instruments owned (1)	2.9%	2.9%	2.9%	3.1%
Level 3 financial instruments owned - % tangible member's / common stockholders' equity (1)	14.0%	14.0%	14.1%	17.1%

Other data and financial ratios:
Total capital (1) (5)	$11,941	$11,941	$11,271	$9,624
Leverage ratio (1) (6)	7.9	7.9	7.5	10.2
Adjusted leverage ratio (1) (7)	10.0	10.0	9.9	10.4
Tangible gross leverage ratio (1) (8)	11.9	11.9	11.7	12.7
Leverage ratio - excluding merger impacts (1) (9)	10.0	10.0	9.5	N/A

Number of trading days	63	124	64	60

Average firmwide VaR (10)	$14.94	$15.60	$8.77	$9.27
Average firmwide VaR excluding Knight Capital (10)	$8.63	$10.60	$5.77	$5.99
Average firmwide VaR excluding Knight Capital and Harbinger Group Inc. (10)	$7.97	$8.59	$5.77	$5.99

Number of employees, at period end	3,785	3,785	3,785	3,841

JEFFERIES GROUP LLC AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS - FOOTNOTES

(1) Amounts pertaining to May 31, 2014 represent a preliminary estimate as of the date of this earnings release and may be revised in our Quarterly Report on Form 10-Q for the three months ended May 31, 2014.

(2) As of May 31, 2014, other sources of liquidity include high quality sovereign government securities and reverse repurchase agreements collateralized by U.S. government securities and other high quality sovereign government securities of $1,202 million, in aggregate, and $664 million, being the total of the estimated amount of additional secured financing that could be reasonably expected to be obtained from our financial instruments that are currently not pledged at reasonable financing haircuts and additional funds available under the committed senior secured revolving credit facility available for working capital needs of Jefferies Bache. The corresponding amounts included in other sources of liquidity as of May 31, 2013 were $1,221 million and $562 million, and as of February 28, 2013, were $1,132 million and $576 million, respectively.

(3) Tangible member's / common stockholders' equity (a non-GAAP financial measure) represents total member's / common stockholders' equity less goodwill and identifiable intangible assets. We believe that tangible member's / common stockholders' equity is meaningful for valuation purposes, as financial companies are often measured as a multiple of tangible member's / common stockholders' equity, making these ratios meaningful for investors.

(4) Level 3 financial instruments represent those financial instruments classified as such under Accounting Standards Codification 820, accounted for at fair value and included within Financial instruments owned.

(5) As of May 31, 2014 and 2013, total capital includes our long-term debt of $6,414 million and $6,088 million, respectively, and total equity. As of February 28, 2013, total capital includes our long term debt, mandatorily redeemable convertible preferred stock, mandatorily redeemable preferred interest of consolidated subsidiaries, in aggregate $5,936 million, and total equity. Long-term debt included in total capital is reduced by amounts outstanding under the revolving credit facility and the amount of debt maturing in less than one year, where applicable.

(6) Leverage ratio equals total assets divided by total equity.

(7) Adjusted leverage ratio (a non-GAAP financial measure) equals adjusted assets divided by tangible total equity, being total equity less goodwill and identifiable intangible assets. Adjusted assets (a non-GAAP financial measure) equals total assets less securities borrowed, securities purchased under agreements to resell, cash and securities segregated, goodwill and identifiable intangibles plus financial instruments sold, not yet purchased (net of derivative liabilities). As of May 31, 2014, May 31, 2013 and February 28, 2013 adjusted assets were $35,577 million, $31,648 million and $34,343 million, respectively. We believe that adjusted assets is a meaningful measure as it excludes certain assets that are considered of lower risk as they are generally self-financed by customer liabilities through our securities lending activities.

(8) Tangible gross leverage ratio (a non-GAAP financial measure) equals total assets less goodwill and identifiable intangible assets divided by tangible member's / common stockholders' equity. The tangible gross leverage ratio is used by Rating Agencies in assessing our leverage ratio.

(9) Leverage ratio - excluding merger impacts (a non-GAAP financial measure) is calculated as follows:

	May 31,	May 31,
$ millions	2014	2013
Total assets	$43,610	$38,938
Goodwill and acquisition accounting fair value adjustments on the merger with Leucadia	(1,957)	(1,957)
Net amortization to date on asset related purchase accounting adjustments	37	9
Total assets excluding the impact of the merger	$41,690	$36,990

Total equity	$5,527	$5,183
Equity arising from merger consideration	(1,426)	(1,426)
Preferred stock assumed by Leucadia	125	125
Net amortization to date of purchase accounting adjustments, net of tax	(48)	(8)
Total equity excluding the impact of the merger	$4,178	$3,874

Leverage ratio - excluding merger impacts	10.0	9.5

(10) VaR estimates the potential loss in value of our trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of the calculation of VaR, see "Value at risk" in Part II, Item 7 "Management's Discussion and Analysis" in our Annual Report on Form 10-K for the year ended November 30, 2013.

CONTACT:
Jefferies Group LLC
Peregrine C. Broadbent, 212-284-2338
Chief Financial Officer